Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE FIRST QUARTER OF FISCAL 2024

Keene, N.H.  January 31, 2024 -  The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a distribution of $0.05 per unit for the first quarter of fiscal 2024, payable on February 28, 2024 to owners of record on February 16, 2024

The Trust receives its royalties under the Mobil and OEG Royalty Agreements as detailed in the 2023 10-K on the Trust's website. The Trust's monthly royalty payments are paid based on the amount of royalties payable to the Trust in the prior quarter. End of quarter royalty adjustments result from the need to align scheduled royalty payments from the operating companies with actual royalties that should have been paid. When actual prices and volumes are reported, there will be a positive reconciliation in the current quarter or a negative reconciliation in the subsequent quarter. As of the end of the first quarter of fiscal 2024, there remained a negative adjustment of Euros 200,113 under the OEG Agreement. The earlier negative adjustments under the Mobil Agreement have been fully offset.

With the first scheduled payments to be received by the Trust in February 2024, the negative carryover adjustments from previous quarters will be offset. The scheduled payments in March and April 2024 will not be encumbered by negative carryover adjustments. Therefore, the Trustees anticipate a higher distribution in the second quarter of 2024.

Additional details will be included in the earnings press release scheduled for publication on or about February 15, 2024.

Contact - John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other information are available on the Trust's website: www.neort.com.

Forward-Looking Statements

This press release may contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future expectations and events or conditions concerning the Trust, such as statements concerning future gas prices, royalty payments and cash distributions. Many of these statements are based on information provided to the Trust by the operating companies or by consultants using public information sources, are difficult to predict, and are generally beyond the control of the Trust. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward-looking statements. These include: the fact that the assets of the Trust are depleting assets and, if the operators developing the concession do not perform additional development projects, the assets may deplete faster than expected; risks and uncertainties concerning levels of gas production and gas sale prices, general economic conditions, and currency exchange rates; the ability or willingness of the operating companies to perform under their contractual obligations with the Trust; potential disputes with the operating companies and the resolution thereof; and political and economic uncertainty arising from Russia's invasion of Ukraine. Any forward-looking statement speaks only as of the date on which such statement is made, and the Trust does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.